Exhibit 99.1

Near Intelligence, Inc. Announces Notification from Nasdaq Related to Delayed Form 10-Q Filing

PASADENA, Calif., November 20, 2023 – Near Intelligence, Inc. (NASDAQ:NIR) (“Near” or the “Company”), a privacy-led data intelligence company, announced today that it received a notice (the “Notice”) from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) on November 16, 2023 stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (the “Quarterly Report”) with the Securities and Exchange Commission.

On November 14, 2023, the Company filed a Notification of Late Filing on Form 12b-25 indicating that the filing of the Quarterly Report would be delayed until it completes its previously announced internal investigation into allegations of financial mismanagement and potential fraudulent actions taken by its former chief executive officer and its former chief financial officer and is then able to assess the findings of the investigation and undertake remedial actions, if necessary.

Under the Nasdaq Listing Rules, the Company has 60 calendar days (until January 14, 2024) to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days of the Quarterly Report’s original due date, which 180-day period would end on May 13, 2024, to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Notice has no immediate impact on the listing of the Company’s securities, which will continue to trade on Nasdaq, subject to the Company’s compliance with other continued listing requirements of Nasdaq.

About Near

Near, a global, privacy-led data intelligence platform curates one of the world’s largest sources of intelligence on people and places. Near’s patented technology analyzes data to deliver insights on approximately 1.6 billion unique user IDs across 70 million points of interest in more than 44 countries. With Near’s three-pillared approach– high-quality data, privacy, and AI – operational and marketing leaders are empowered with solutions to successfully engage and grow their businesses at scale. With a presence in Pasadena, San Francisco, Paris, Bangalore, Singapore, Sydney, and Tokyo, Near serves enterprises in a diverse spectrum of industries including retail, real estate, restaurant, travel/tourism, telecom, media, and more. To learn more, please visit: https://near.com.

Additional information about Near is available at investors.near.com. The Company plans to routinely post important information on that site.

Investor Contact

IR@near.com

Media Contact

Cate Zovod

PR@near.com